Exhibit 10.1

Long-Term Incentive Program (LTIP)
Program Description and Terms

SUMMARY

Introduction

The Compensation Committee of the Board of Directors of First United Corporation (the “Corporation”) has adopted this Long-Term Incentive Program (the “LTIP”) as a sub-plan of the Corporation’s Omnibus Equity Compensation Plan that was adopted at the 2007 annual meeting of shareholders. The purpose of the LTIP is to reward participants for increasing shareholder value of the Corporation, align interests with shareholders, and serve as a retention tool for key executives. The following summary is qualified in its entirety by the more detailed “Terms and Conditions” contained elsewhere herein.

As used in this document, the term “Corporation” refers to First United Corporation and, as the context requires, its subsidiaries.

Objectives for the LTIP

The LTIP is part of a total compensation package that includes base salary, annual incentives, long-term incentives and benefits. Below are specific objectives for the LTIP:

•	Motivate and reward senior management for increasing the long-term shareholder value of the Corporation.

•	Create a strong focus on pay-for-performance by providing a significant portion of total compensation at risk.

•	Position First United’s total compensation to be competitive with market for meeting defined performance goals.

•	Enable the Corporation to attract and retain talent needed to drive its success.

Eligibility/Participation

The CEO of First United Corporation and certain other executive officers of the Corporation are eligible to participate in the LTIP. The Compensation Committee of the Board of Directors of First United Corporation designates those executive officers who are eligible to participate in the LTIP and who should receive awards under the LTIP. The Compensation Committee may solicit eligibility and participation recommendations from the CEO.

In order to receive an award under the LTIP, participants must be an active employee of the Corporation and in good standing at the time of grant. Employees hired after a grant date will not be eligible to participate in that grant.

Grant of Awards

The Compensation Committee believes that awards that vest based on the Corporation’s performance align executive officers with shareholder interests. Accordingly, under the LTIP, a participant will receive an award of shares of performance-vesting stock (“Performance Shares”). The value of the award is a specified percentage of the participant’s salary as of the date of grant, which will be stated on an Appendix A to this Program Description and Terms. Each participant’s award opportunity will be determined based on competitive market practice for his/her role. These opportunities will be determined so as to reflect a target total compensation package that is competitive and provides a significant percentage of pay based on performance (annual incentive + long-term incentive).

To determine the number of Performance Shares granted by an award, the value of the grant will be divided by the fair market value of a share of common stock of the Corporation on the trading date preceding the grant date, all as required by the Omnibus Equity Compensation Plan. All awards will be evidenced by an individual award agreement with the participant that details the number of Performance Shares granted, the vesting conditions, and other terms consistent with the LTIP and the Omnibus Equity Compensation Plan.

Performance Goals; Performance Period; Vesting of Awards

For each grant, the Compensation Committee will establish a performance goal(s) for a three-year performance period (the “Performance Period”) beginning on January 1 of the year in which a grant is made and the minimum threshold(s) that must be met for Performance Shares to vest, stated as a percentage of the performance goal(s). The performance goal(s) and threshold(s) for a Performance Period will be stated in an Appendix A to this Program Description and Terms.

The vesting is “all or nothing”, in that Performance Shares will vest only if the Corporation achieves the threshold goals and then only if the participant is employed by the Corporation on the vesting date. There is no partial vesting, except in the case of termination due to a participant’s death, disability or retirement, and all Performance Shares will lapse unless the specified threshold(s) is met and the participant is employed on the vesting date. Achievement of the threshold(s) for a grant will be determined by the Compensation Committee after the Corporation files its Annual Report on Form 10-K containing audited financial statements for the last year of the Performance Period related to the grant. If the Corporation is not required to file a Form 10-K, then the determination will occur no later than March 31 of the year following the end of the Performance Period. Promptly thereafter, the Compensation Committee shall notify each participant in writing as to whether the threshold goal(s) for the Performance Period was satisfied. In all cases, the vesting date for an award is March 31 of the year following the end of the Performance Period for that award.

OTHER TERMS AND CONDITIONS

Long-term Incentive Program Subject to Plan

Notwithstanding anything in this LTIP to the contrary, the terms of this LTIP are subject to the terms of the Omnibus Equity Compensation Plan, a copy of which must be provided to each participant at the time of grant.

Effective Date

The LTIP is effective as of June 18, 2008. If award grants are made in 2008, the first Performance Period will begin on January 1, 2008 and end on December 31, 2010. The LTIP, its performance goals and its other components may be reviewed and revised annually by the Compensation Committee to ensure proper alignment with the Corporation’s objectives. The Compensation Committee retains the right as described below to amend, modify or terminate the LTIP at any time during the specified period.

Program Authorization and Oversight

The Compensation Committee has the sole authority to establish rules for and otherwise interpret the LTIP, to designate those employees who are eligible for participation, to grant awards under the LTIP, and to otherwise administer the LTIP as described in the Omnibus Equity Compensation Plan. Any determination by the Compensation Committee will be final and binding.

Amendment and Termination

The Compensation Committee has developed the LTIP on the basis of existing business, market and economic conditions; current philosophy and staff assignments. If substantial changes occur that affect these factors, the Compensation Committee may add to, amend, modify or discontinue any of the terms or conditions of the Program at any time. No such addition, amendment, modification or discontinuance shall adversely impact any participant who has been granted an award without that participant’s consent.

Termination of Employment; Disability, Retirement and Death; Leaves of Absence

If the employment of a participant is terminated prior to the vesting date of an outstanding award other than because of death, disability, or retirement, all unvested awards will lapse and be forfeited.

If a participant becomes disabled and is disabled long enough to be placed on long-term disability, his/her outstanding unvested awards may be appropriately prorated so that no award will be earned during the period of long-term disability. If a participant’s employment is terminated due to disability, the Corporation will pay an amount of cash to the participant based on the pro rata portion of the award that would have been earned by the participant had the participant remained employed through the vesting date and had the threshold goals been met. Such payment will be made as soon as practicable after termination.

In the event of retirement or death, the Corporation will pay an amount of cash to the participant or his or her estate (as the case may be) based on the pro rata portion of the award that would have been earned by the participant had the participant remained employed through the vesting date and had the threshold goals been met. Such payment will be made as soon as practicable after death or retirement.

The method of determining the pro rata portion that shall be deemed vested in the event of termination due to disability, retirement or death shall be specified in each award agreement.

In the event of an approved leave of absence, a participant’s award may be appropriately adjusted to reflect the period of active status.

Change in Control of First United Corporation

Subject to any conditions or restrictions imposed on a participant pursuant to any agreement that he or she has entered into pursuant to the First United Corporation Change in Control Severance Plan, if there is a change in control (as defined in the Omnibus Equity Compensation Plan) and a participant incurs a severance (as defined in the award agreement granting the award) during the period commencing on the date that is 90 days before the date on which the change in control occurs and ending on the first anniversary of the date on which the change in control occurs, then the restrictions and conditions on all outstanding Performance Shares granted to the participant under the Plan that have not already vested or expired or been forfeited pursuant to their terms shall immediately lapse upon the date of severance; provided, however, that, where the severance precedes the change in control and the terms of the award would otherwise call for the forfeiture of such award upon the termination of the participant’s employment with the Corporation, the award shall not be deemed to be forfeited on account of the participant’s severance and shall remain outstanding (subject to the other terms of the award, including its original term) as if the change in control preceded the severance.

Ethics

Any unvested award will terminate and lapse in the event the Board of Directors determines that a participant (i) knowingly participated in the altering, inflating, and/or inappropriate manipulation of performance or financial results of the Corporation for any fiscal year or (ii) willfully engaged in any activity injurious to the Corporation. In addition, in the event of item (i), the participant shall forfeit and return to the Corporation all Performance Shares under an award to the extent the award vested based on the altered, inflated, or manipulated financial results.

Clawback

Subject to the forfeiture provisions in the “Ethics” section above, if an award has vested and the Corporation is thereafter required to restate its financial statements in respect of any period covered by the Performance Period for that award due to the material noncompliance with any applicable financial reporting requirements, including securities laws, the award shall be adjusted to give retroactive effect to the restatement. In such case, a participant who received a distribution under such an award shall forfeit and return to the Corporation that portion of the award that the restatement shows should not have been earned; provided, however, that, notwithstanding the foregoing, no participant or former participant shall be required to return any portion of any award to the extent it was paid more than three years prior to the date the Corporation determines that a restatement is required.

Miscellaneous

Upon the vesting of an award or the payment of cash upon termination of employment, the Corporation shall be entitled to withhold Performance Shares or cash from the award in an amount necessary to satisfy all federal, state and local taxes required to be withheld or otherwise deducted and paid with respect to such award.

Neither the LTIP nor any award agreement granted hereunder will be deemed to give any participant the right to remain an employee of the Corporation, nor will the LTIP or an award agreement interfere with the right of the Corporation to discharge any participant at any time. In the absence of an authorized, written employment contract, the relationship between employees and the Corporation is one of at-will employment. The LTIP does not alter the relationship.

The Program and the transactions and payouts hereunder shall, in all respect, be governed by, and construed and enforced in accordance with the laws of the State of Maryland and the Omnibus Equity Compensation Plan.

Each provision of this LTIP is severable. If any provision is held to be invalid, illegal, or unenforceable, the validity, legality and enforceability of the remaining provisions shall not, in any way, be affected or impaired thereby.

APPENDIX A

2008 Award Opportunities

The table below provides the 2008 LTIP award opportunities as a percentage of salary:

Tier	Annual Target Award Opportunity (% of Base Salary)
CEO	40%
I	30%
II	20%

Tier I includes the following executive officers:  Robert W. Kurtz & Carissa L. Rodeheaver.

Tier II includes the following executive officers: Eugene D. Helbig, Jeannette Rudy Fitzwater, Frederick A. Thayer, Robin E. Murray and Steven M. Lantz.

2008 Performance Goals

The performance goal for the 2008 awards is diluted earnings per share (“EPS”) for the year ended December 31, 2010 of $2.72, and the performance threshold for vesting purposes is 90% of that goal. Accordingly, if First United Corporation’s EPS for the year ended December 31, 2010 is at least $2.448, then awards will vest in 2011, provided the participant is still employed on the vesting date.

Example

The 2008 LTIP three-year performance EPS goal is $2.72. In order for participants to receive vested shares of common stock of First United Corporation, the EPS for the year ended December 31, 2010 must be at least 90% of that goal, or $2.448. For illustration purposes, assume a fictional executive whose base salary is $125,000 and a award opportunity of 20% of base salary ($25,000). The grant is made on March 14, 2008. The fair market value of common stock of First United Corporation on March 13, 2008 was $19.535 per share. Accordingly, the number of Performance Shares subject to the award is 1,279. The table shows how the award and vesting might occur, along with how the grant will relate to future grants.

March 2008	March 2009	March 2010	March 2011	March 2012	March 2013
• New grant • Communicate 3 year performance goal of EPS $2.72 (need 90% or $2.448 to vest) • Communicate potential (1,279 shares)			• Determine if EPS achieve at least 90% of target (i.e. $2.448) • If yes, all shares vest immediately
	• New grant • Communicate 3 year performance goal • Communicate potential shares			• Determine if EPS achieve at least 90% of target • If yes, all shares vest immediately
		• New grant • Communicate 3 year performance goal • Communicate potential shares			• Determine if EPS achieve at least 90% of target • If yes, all shares vest immediately